Exhibit 99.1

FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST, INC. TO COMPLETE SECOND

REDEVELOPMENT PROJECT IN CANADA; ACQUIRES INDUSTRIAL

BUILDING FOR APPROXIMATELY $5.4 MILLION (CAD)

Freeway Frontage Location in Canada Offers

Prime Access and Visibility from Highway 401

PICKERING, Ontario (CANADA) – September 4, 2013 – Strategic Storage Trust, Inc. (SSTI), a publicly registered non-traded REIT investing in self storage, recently acquired an industrial building located at 600 Granite Court in Pickering, Ontario, Canada for its second self-storage redevelopment opportunity. The total purchase price was approximately $5.4 million (CAD). The conversion is expected to begin in the 2nd quarter of 2014 with opening anticipated for the 4th quarter of 2014.

“Our first redevelopment project in Mississauga on Mavis Road was extremely successful and a perfect example of the many opportunities in the Greater Toronto Area (GTA),” said H. Michael Schwartz, SSTI’s chairman and CEO. “This facility offers incredible visibility with 370 feet of freeway frontage.”

The Pickering property consists of an existing 43,450 gross square-foot industrial building with 22 feet of clearance and five loading bays. Built in 1999, the building will be converted into a self-storage facility with approximately 890 units and approximately 91,000 net rentable square feet. The proposed project also will include a new adjacent 73,300 square foot building, which will occupy the vacant land between the rear of the existing building and the freeway. The site will feature interior climate-controlled units along with 3,000 square feet of executive office suites.

The four-acre property is near Whites Road, which is a main access point to the Highway 401 (MacDonald-Cartier Freeway). The freeway has 16 lanes of traffic including on/off ramps with a traffic count of 250,000 cars per day.

In addition to the Pickering facility, SSTI’s Canadian portfolio includes the following:

•	3136 Mavis Road in Mississauga, Ontario (815 units; first redevelopment project)

•	Highway 427 between Queen Street and Brewster Road in Ontario (930 units; first ground-up development project, which opened in July 2013)

•	4548 Dufferin Street in Toronto (1,060 units; first Canadian acquisition in November 2010)

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing self-storage non-traded REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company’s portfolio of wholly-owned properties has expanded to include 113 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 72,000 self-storage units and 9.5 million rentable square feet of storage space. For more information about SSTI, please call 949-469-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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Genevieve Anton

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